Exhibit 2.1

AMENDMENT

TO

BUSINESS COMBINATION AGREEMENT

DATED: May 28, 2021

This AMENDMENT (this “Amendment”), to that certain Business Combination Agreement (as may be further amended or modified from time to time, the “Agreement”), dated as of November 11, 2020, is entered into by and among Jaws Acquisition Corp., a Cayman Islands exempted company (“JAWS”), Jaws Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), Primary Care (ITC) Holdings, LLC, a Delaware limited liability company (the “Seller”), and Primary Care (ITC) Intermediate Holdings, LLC, a Delaware limited liability company (the “Company”), and is effective as of the date first set forth above. JAWS, Merger Sub, Seller and the Company shall be referred to herein from time to time collectively as the “Parties” and each individually as a “Party”. Any capitalized term used but not defined in this Amendment shall have the meaning ascribed to such term in the Agreement.

RECITALS

WHEREAS, Section 9.3 of the Agreement provides that the Agreement may be amended or modified only by a written agreement executed and delivered by the Parties; and

WHEREAS, the Parties desire to modify and amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

AMENDMENT

1. Section 2.1(a) of the Agreement is hereby amended by deleting the proviso at the end of such Section and replacing it with the following:

“; provided, however, that, in connection with clause (i) and (ii), each issued and outstanding unit of JAWS that has not been previously separated into the underlying JAWS Class A Shares and underlying JAWS Warrants prior to the Domestication shall, for the avoidance of doubt, be cancelled and will entitle the holder thereof to one share of New JAWS Class A Shares and one-third of one New JAWS Warrant on the terms and subject to the conditions set forth in the Warrant Agreement, as applicable.”

2. Section 5.14(c) of the Agreement is hereby amended to add the following immediately following the last sentence of Section 5.14(c) of the Agreement:

“Notwithstanding the foregoing in this Section 5.14(c), in lieu of the Company purchasing, and New JAWS maintaining, the Company D&O Tail Policy, Seller, in its sole discretion, may cause the Company to purchase, and New JAWS shall maintain, for a period of six (6) years after the Effective Time, without lapses in coverage, as part of New JAWS’ (and/or the Group Companies’) insurance policies following the Effective Time, directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Group Companies as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that none of the Company, New JAWS or any of their respective Affiliates shall pay a premium for such coverage of matters occurring on or prior to the Effective Time in excess of three hundred percent (300%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement and, in such event, the Company, New JAWS or one of their respective Affiliates shall purchase the maximum coverage available for three hundred percent (300%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement. Prior to obtaining such coverage, Seller and the Company shall cooperate with JAWS and keep them reasonably informed, including with respect to the terms, scope, costs and status of such coverage.”

3. The definition of “Other Investor Agreement Parties” in Section 1.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Other Investor Agreement Parties” means each of InTandem, Cano America, Dr. Marlow Hernandez, Dr. Richard Aguilar, David Armstrong, Brian D. Koppy and each of the directors of New JAWS immediately after the Effective Time.

4. Annex C of the Agreement is hereby amended to remove and delete each of “Enrique Zamora” and “Belen Medical Centers, LLC”.

5. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement, all of which shall remain in full force and effect.

6. Article 9 of the Agreement is hereby incorporated herein by reference, mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF the Parties have caused this Amendment to be executed as of the date first set forth above by their duly authorized representatives.

JAWS ACQUISITION CORP.

By:	/s/ Mike Racich
Name:	Mike Racich
Title:	Chief Financial Officer

JAWS MERGER SUB, LLC

By:	/s/ Mike Racich
Name:	Mike Racich
Title:	Authorized Person

PRIMARY CARE (ITC) HOLDINGS, LLC

By:	/s/ Elliot Cooperstone
Name:	Elliot Cooperstone
Title:	Manager

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC

By:	/s/ Marlow Hernandez
Name:	Marlow Hernandez
Title:	Chief Executive Officer

[Signature Page to Amendment to Business Combination Agreement]